Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 38 to the registration statement on Form N-6 (“Registration Statement”) of NYLIAC Corporate Sponsored Variable Universal Life Separate Account-I of (i) our report dated March 8, 2018, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and (ii) our report dated March 23, 2018 (the “Report”), relating to the financial statements of each Investment Division of NYLIAC Corporate Sponsored Variable Universal Life Separate Account–I listed in the Report which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 12, 2018